SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made and entered into as of July 13, 2012, by and among Broad Sword Holdings, LLC, (“BDSWD”), JSM Capital Holding Corp. (“JSM”), and Global Arena Holding, Inc. (“GAHI” or “Buyer”).

BDSWD owns 20.1 % of the shares of Global Arena Capital Corp., a New York corporation (“GACC”).  JSM owns 75.0% of the shares of GACC.   The shares of GACC owned by BDSWD and JSM are herein collectively referred to as the “GACC Shares.”

1.

Purchase and Sale of Shares.  Subject to the terms and conditions contained in this Agreement, on the Closing Date, BDSWD and JSM shall each sell to Buyer, and Buyer shall purchase from BDSWD and JSM, the GACC Shares.

2.

Encumbrances. The GACC Shares owned by BDSWD are subject to BDSWD’s debt to GAHI.  This debt will be forgiven on the Closing Date concurrently with the share purchase.

3.

Purchase Price.  The purchase price for the GACC Shares shall be $2.00.  Of the aggregate Purchase Price, 50% shall be deemed to be paid for the shares of GACC owned by BDSWD and 50% shall be deemed to be paid for the shares of GACC owned by JSM.

4.

Representations and Warranties of BDSWD.  BDSWD represents and warrants to Buyer as of the date of this Agreement as follows:

(a)

BDSWD’s Ownership of Shares.  BDSWD owns and has the right to sell 20.1% of the outstanding shares of GACC.

(b)

Organization; Corporate Power; Validity.  BDSWD is a limited liability company duly organized, validly existing, and in good standing under the laws of Delaware and has the corporate power and authority to conduct its business as it is presently conducted.

5.

Representations and Warranties of JSM.  JSM represents and warrants to Buyer as of the date of this Agreement as follows:

(a)

JSM’s Ownership of Shares.  JSM owns and has the right to sell 75.0% of the outstanding shares of GACC.

(b)

Organization; Corporate Power; Validity.  JSM is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has the corporate power and authority to conduct its business as it is presently conducted.

6.

Further Representations and Warranties of BDSWD and JSM.  BDSWD and JSM together hereby represent and warrant that they have received approval from FINRA pursuant to a Rule 1017 filing to convey their interests in GACC to GAHI.

7.

Representations and Warranties by Buyer.  Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:

(a)

Authority.  This Agreement has been duly authorized by all necessary corporate action on the part of Buyer.

8.

Closing.

(a)

Time and Place.  The closing shall occur concurrently with the execution of this agreement (the “Closing”).

(b)

Deliveries by BDSWD and JSM.  At the Closing, BDSWD and JSM shall deliver to Buyer:

(i)

Stock Certificates.  Stock certificates for the GACC Shares, duly endorsed for transfer to Buyer in form and substance sufficient to transfer the stock certificates to Buyer;

(ii)

Resolutions. Resolutions of the [majority] of the members of BDSWD authorizing the transfer of the GACC Shares and resolutions of the board of directors of  JSM authorizing the transfer of the GACC Shares, both attached hereto as Exhibit A;

(c)

Deliveries by Buyer.  At the Closing, concurrently with the actions by Seller, Buyer shall deliver the purchase price to BDSWD and JSM.

IN WITNESS WHEREOF, BDSWD, JSM and Buyer have each executed this Agreement as of the date first written above.

BROAD SWORD HOLDINGS, LLC	JSM CAPITAL HOLDING CORP.

__________________________________	________________________________
Josh Winkler	John Matthews

GLOBAL ARENA HOLDING, INC.

__________________________________
John Matthews

EXHIBIT A

RESOLUTIONS OF BROAD SWORD HOLDINGS, LLC and

JSM CAPITAL HOLDING CORP.